Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Motorola Solutions, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Motorola Solutions, Inc. of our reports dated February 15, 2012, with respect to the consolidated balance sheets of Motorola Solutions, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal controls over financial reporting as of December 31, 2011, which reports appear in the annual report on Form 10-K of Motorola Solutions, Inc. for the year ended December 31, 2011 and to the reference to our firm under the heading “Experts” in the registration statement.

As discussed in Note 1 to the financial statements, in 2010, the Company adopted revenue recognition guidance for multiple-deliverable revenue arrangements and certain revenue arrangements that include software elements.

/S/ KPMG LLP

Chicago, Illinois
May 8, 2012